RESTATED ARTICLES OF INCORPORATION
OF
DNAPRINT GENOMICS, INC.

DNAPrint Genomics, Inc., a corporation organized and existing under and by virtue of the Laws of the State of Utah (the “Corporation”), pursuant to Section 16-10a-1007 of the Utah Business Corporation Act, does hereby certify that the Board of Directors of the Corporation has adopted a resolution setting forth these restated Articles of Incorporation, declaring the restatement advisable and in the Corporation’s best interest. The restatement is as follows:

I. The restatement evidenced hereby does not include any amendment to the existing Articles of Incorporation of the Corporation.

II. The Restated Articles of Incorporation are as follows:

ARTICLE I

Name. The name of this corporation is DNAPrint genomics, Inc., formerly known as Catalyst Communications, Inc., and prior to December 26, 1996 known as Homestyle Harmony, Inc., and prior to 1996 known as Aire Wrap Systems International, Inc., and originally incorporated as Lexington Energy, Inc.

ARTICLE II

Period of Duration. The period of duration of the Corporation is perpetual.

ARTICLE III

Purposes and Powers. The purpose for which this Corporation is organized is to invest in all forms of investments, including real and personal property, stocks and bonds, including, but not limited to, minerals and oil, and to acquire options to purchase such properties, and to engage in all other lawful business.

ARTICLE IV

AUTHORIZED SHARES. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The Corporation shall have the authority to issue one billion, five hundred million (1,500,000,000) shares of common stock with a par value of one cent ($0.01) per share. The Corporation shall have the authority to issue ten million (10,000,000) shares of preferred stock with a par value of one cent ($0.01) per share. All stock will be fully paid and nonassessable, and the stock of this Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the directors.

The Preferred Stock shall be divided into series. The first series shall consist of Fifty Thousand (50,000) shares and is designated “Series A Preferred Stock”, $0.01 par value per share.

The remaining shares of Preferred Stock may be issued from time to time in one or more additional series. Subject to the limitations contained in the Corporation’s Articles of Incorporation, as hereafter may be amended or restated, the Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more additional series and to fix or to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon such additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), subsequent to the issue of that series, but not below the number of shares of such series then outstanding or then reserved for issuance. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A.  COMMON STOCK.

1.  Dividend Rights. Subject to the provisions of Section B.1 of this Article IV, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.  Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Common Stock will be entitled to receive the assets of the Corporation in accordance with the provisions of Section B.2 of this Article IV.

3.  Redemption. The Common Stock is not redeemable.

4.  Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. There shall be no cumulative voting.

B.  PREFERRED STOCK.

1.  Dividend Provisions. So long as any shares of Series A Preferred Stock are issued and outstanding, dividends shall be paid pro rata to the holders of Common Stock and Series A Preferred Stock (determined on an as-converted basis with respect to outstanding shares of Series A Preferred Stock).

2.  Liquidation Preference.

a)  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (a “Liquidation Event”) the remaining assets of the Corporation legally available for distribution shall be distributed to the holders of Corporation stock in the following order and priority: (i) to each holder of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other class or series of stock of the Corporation by reason of their ownership thereof, an amount per share equal to: (A) $10.00 for each outstanding share (as appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series A Preferred Stock (the “Original Series A Issue Price”) held by each such holder, and (B) an amount equal to all declared but unpaid dividends on the shares of Series A Preferred Stock held by each such holder (if the assets and funds available for distribution pursuant to this clause (i) shall be insufficient to permit the payment to the holders of Series A Preferred Stock of such full preferential amounts, then the entire remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then owned by each such holder); and (ii) after all distributions pursuant to clause (i) above have been fully paid, to the holders of the Common Stock, pro rata, based on the number of shares of Common Stock held by each.

b)  Deemed Liquidation.

(i) For purposes of this Article IV, the following shall be treated as a Liquidation Event: (A) any consolidation or merger of the Corporation in which (I) the Corporation is not the surviving entity and (II) the Corporation’s existing shareholders own less than 40% of the outstanding stock of the surviving entity, or (B) the sale of all or substantially all of its assets. The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction described in Section B.2(b)(i) of this Article IV not later than twenty (20) calendar days prior to the stockholders meeting called to approve such transaction, or twenty (20) calendar days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.

3.  Redemption. The Series A Preferred Stock is not redeemable.

4.  Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a)  Right to Convert. Each share of Series A Preferred Stock shall be convertible, without the payment of additional consideration, at the option of the holder thereof, on any of four dates (the “Conversion Dates”). The first Conversion Date shall be the first day of the month after the month in which a registration statement (other than a registration statement on Form S-4, Form S-8 or any successor form thereto) filed by the Corporation with the Securities and Exchange Commission becomes effective. The other Conversion Dates shall be the first days of the fourth, seventh and tenth months after the month in which such registration statement becomes effective. If, on any Conversion Date, the Conversion Price (as hereinafter defined) would be less than $0.025 per share, the Corporation may elect to defer the Conversion Date to the first day of the next month. If, on such deferred Conversion Date, the Conversion Price would be less than $0.025 per share, the Corporation may again defer the Conversion Date to the first day of the next month. Upon such second deferred Conversion Date, the Series A Preferred Stock shall be converted without further deferral. Such conversion shall be effected at the office of the Corporation or any transfer agent for such stock, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. As used herein, the “Conversion Price” shall be defined as follows: the lesser of (i) eighty percent (80%) of the average of the five lowest daily volume weighted average prices of the Corporation’s common stock during the twenty (20) trading days prior to the Conversion Date, or (ii) eighty percent (80%) of the closing price of the Corporation’s common stock on the trading day prior to the Conversion Date.

b)  Automatic Conversion. Each share of Series A Preferred Stock not previously converted shall automatically be converted, without the payment of additional consideration, into shares of Common Stock at the Conversion Price, as applicable, in effect on the date of and immediately prior to the last Conversion Date described in the foregoing paragraph B.4(a).

c)  Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominees of such holder, as the case may be, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled under this Article IV. Such conversion shall be deemed to have been made immediately prior to the applicable Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d)  Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least ten (10) calendar days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) calendar days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

e)  Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the judgment of the Board of Directors, with the concurrence of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation of the Corporation.

f)  Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in the judgment of the Board of Directors).

g)  Notices. Any notice required by the provisions of this Article IV to be given to the holders of shares of Series A Preferred Stock shall be given in writing and shall be deemed to be effectively given five days after having been sent by mail, postage prepaid and addressed to each holder of record at his address appearing on the books of the Corporation.

5.  Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such holder’s shares of Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share, with 0.5 being rounded up) and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as required by law or as expressly provided herein, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

6.  Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Article IV hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Effective at 12:01 a.m., Sarasota, Florida time on July 12, 2005, each twenty shares of Common Stock, $.01 par value per share of the Corporation then issued and outstanding automatically shall be combined into one share (or fraction thereof) of Common Stock, $.01 par value per share, of the Corporation. Fractional shares shall be issued. The Corporation shall continue to have 1,500,000,000 shares of authorized common stock.

ARTICLE V

Incorporators. The name and post office address of each incorporator is:

Garner D. Jensen
2736 East Commonwealth Avenue
Salt Lake City, Utah 84109
Raymond Brent Drage
1928 Nunley Circle
Salt Lake City, Utah 84117

Jennifer Smith Goodman
4370 Highland Drive
Salt Lake City, Utah 84117

ARTICLE VI

Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than nine (9) directors. Directors need not be stockholders of the Corporation.

ARTICLE VII

Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

ARTICLE VIII

Preemptive Rights. There shall be no preemptive rights to acquire unissued and/or treasury shares of the stock of the Corporation.

ARTICLE IX

Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the Shareholder shall have no right to accumulate his or its votes with regard to such election.

ARTICLE X

Registered Office and Registered Agent. The address of the registered office of the Corporation is 50 W 3900 S., 2B, Salt Lake City, UT 84107, and the Registered Agent at such office is Quick Data Services, Incorporated.

III. These Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation on March 22, 2006. These Restated Articles of Incorporation do not require approval of the shareholders.

IV. These Restated Articles of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Utah.

IN WITNESS WHEREOF, DNAPrint Genomics, Inc. has caused these Restated Articles of Incorporation to be signed by the President this 22nd day of March, 2006.

DNAPrint Genomics, Inc.

By:__________________________
Tony Frudakis
Director